NATIONAL PROPERTY REIT CORP.

Combined Consolidated Financial Statements

December 31, 2015 and 2014

(With Independent Auditor's Report Thereon)

National Property REIT Corp.

Table of Contents

	Page
Independent Auditor's Report	1
Combined Consolidated Balance Sheets as of December 31, 2015 and 2014	3
Combined Consolidated Statements of Operations for the years ended December 31, 2015 and 2014	4
Combined Consolidated Statements of Changes in Equity for the years ended December 31, 2015 and 2014	5
Combined Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2014	6
Notes to the Combined Consolidated Financial Statements	8

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BDO
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Independent Auditor's Report

Board of Directors
National Property REIT Corp.
New York, New York

We have audited the accompanying combined consolidated financial statements of National Property REIT Corp., and its subsidiaries which comprise the combined consolidated balance sheets as of December 31, 2015 and 2014, and the related combined consolidated statements of operations, changes in equity, and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We did not audit the consolidated financial statements of two subsidiaries, which statements reflect total assets of $291,353,212 and $276,671,394 at December 31, 2015 and 2014, respectively, and total revenues of $35,281,273 and $28,655,598 for the years then ended. Those statements were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiaries, is based solely on the reports of the other auditors. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, based on our audits and the reports of the other auditors, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Property REIT Corp. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

BDO USA, LLP

August 18, 2016

National Property REIT Corp.
Combined Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
ASSETS		
Real estate		
Land	$ 93,552,126	$ 85,839,564
Building and improvements	601,987,695	549,244,457
Furniture, fixtures, and equipment	14,537,121	11,188,339
Total real estate investments	710,076,942	646,272,360
Less: accumulated depreciation	(46,008,891)	(24,958,795)
Net real estate	664,068,051	621,313,565
Cash and cash equivalents	7,006,654	5,502,811
Restricted cash	35,973,926	26,559,428
Accounts receivable, net	1,219,446	771,029
Interest receivable	7,369,309	2,078,886
Due from LendingClub Corporation	43,228,085	25,782,125
Due from Prosper Funding LLC	4,260,501	3,180,147
Due from Avant, Inc.	93,672	-
Due from affiliates	47,576	293
Deferred financing cost, net	5,439,471	3,035,339
Prepaid expenses and other assets	5,533,612	2,825,195
Unsecured consumer loans at fair value	611,374,694	179,639,250
Intangible assets, net	1,793,782	2,228,725
TOTAL ASSETS	$ 1,387,408,779	$ 872,916,793
LIABILITIES AND EQUITY		
Liabilities		
Mortgages payable	$ 546,239,778	$ 465,147,340
Revolving credit facilities at fair value	349,574,835	121,100,061
Senior secured term loans	440,901,718	273,347,426
Accounts payable and accrued expenses	9,522,444	6,648,375
Security deposits	2,046,407	1,424,985
Due to affiliates	1,022,456	915,228
Prepaid rent and other liabilities	1,646,797	1,084,470
Total liabilities	1,350,954,435	869,667,885
Commitments and contingencies (see note 11)		
Equity		
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $137,500 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 970,066 and 363,687 issued and outstanding, respectively	970	364
Additional paid-in-capital	97,010,198	29,446,501
Deficit	(70,763,921)	(38,036,027)
Non-controlling interest	10,097,147	11,728,120
Total equity	36,454,344	3,248,908
TOTAL LIABILITIES AND EQUITY	$ 1,387,408,779	$ 872,916,793

See accompanying Notes to Combined Consolidated Financial Statements.

National Property REIT Corp.
Combined Consolidated Statements of Operations

	Year Ended December 31,	
	2015	2014
Revenues		
Rental income	$ 74,843,426	$ 65,823,959
Interest income	73,160,502	10,541,177
Other income	7,829,321	6,963,312
Total revenues	155,833,249	83,328,448
Expenses		
Property operating expenses	30,883,256	28,400,411
Management Fees	8,064,221	3,051,503
Depreciation and amortization	24,660,770	27,672,187
General and administrative expenses	9,196,701	5,752,202
Acquisition costs	3,779,057	1,683,296
Total expenses	76,584,005	66,559,599
Operating income	79,249,244	16,768,849
Interest expense	(89,820,981)	(36,581,015)
Fair value adjustments	(24,051,156)	(688,402)
Net loss before income tax	(34,622,893)	(20,500,568)
Income tax expense	(165,349)	(391,121)
Net loss	(34,788,242)	(20,891,689)
Loss attributable to non-controlling interest	2,075,973	1,113,423
Dividends attributable to preferred shares	(15,625)	(14,660)
Net loss attributable to common shares	$ (32,727,894)	$ (19,792,926)

See accompanying Notes to Combined Consolidated Financial Statements.

National Property REIT Corp.
Combined Consolidated Statements of Changes in Equity

		Preferred shares	Common shares	Additional paid-in-capital	Accumulated Deficit	Total stockholders' equity (deficit)	Non-controlling interest	Total equity
Balance at December 31, 2013	**$**	**109,950**	**95**	**202,693,929**	**(15,893,101)**	**186,910,873**	**11,950,972**	**198,861,845**
Issuance of common shares		-	269	52,258,237	-	52,258,506	-	52,258,506
Issuance of preferred shares		5,000	-	-	-	5,000	-	5,000
Contribution from non-controlling interest		-	-	-	-	-	2,217,779	2,217,779
Dividends on common shares		-	-	(225,505,665)	(2,350,000)	(227,855,665)	-	(227,855,665)
Dividends on preferred shares		-	-	-	(14,660)	(14,660)	-	(14,660)
Distributions to non-controlling interest		-	-	-	-	-	(1,327,208)	(1,327,208)
Redemption of preferred shares		(5,000)	-	-	-	(5,000)	-	(5,000)
Net loss		-	-	-	(19,778,266)	(19,778,266)	(1,113,423)	(20,891,689)
Balance at December 31, 2014	**$**	**109,950**	**364**	**29,446,501**	**(38,036,027)**	**(8,479,212)**	**11,728,120**	**3,248,908**
Issuance of common shares		-	606	103,438,862	-	103,439,468	-	103,439,468
Contribution from non-controlling interest		-	-	-	-	-	4,777,286	4,777,286
Dividends on common shares		-	-	(35,875,165)	-	(35,875,165)	-	(35,875,165)
Dividends on preferred shares		-	-	-	(15,625)	(15,625)	-	(15,625)
Distributions to non-controlling interest		-	-	-	-	-	(4,332,286)	(4,332,286)
Net loss		-	-	-	(32,712,269)	(32,712,269)	(2,075,973)	(34,788,242)
Balance at December 31, 2015	**$**	**109,950**	**970**	**97,010,198**	**(70,763,921)**	**26,357,197**	**10,097,147**	**36,454,344**

See accompanying Notes to Combined Consolidated Financial Statements.

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Year Ended December 31, 2015	Year Ended December 31, 2014
Cash flows from operating activities:		
Net loss	$ (34,788,242)	$ (20,891,689)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation	21,050,096	18,660,735
Amortization of in-place leases	3,610,674	9,011,452
Amortization of deferred financing costs and debt discounts and premiums	3,297,471	1,461,653
Fair value adjustments	24,051,156	688,402
Interest paid in kind	3,265,969	1,345,837
Changes in operating assets and liabilities:		
Restricted cash	(1,541,420)	(440,729)
Accounts receivable	(448,417)	(157,044)
Interest receivable	(5,290,423)	(2,014,917)
Prepaid expenses and other assets	(2,708,417)	(1,399,863)
Accounts payable and accrued expenses	2,874,069	4,325,496
Security deposits and other liabilities	1,183,749	598,256
Net cash provided by operating activities	14,556,265	11,187,589
Cash flows from investing activities:		
Restricted cash	(7,873,078)	(10,405,002)
Acquisition of real estate	(45,127,212)	(40,758,702)
Additions to real estate assets	(6,075,313)	(7,033,839)
Additions to in-place leases intangible assets	(3,175,731)	(3,050,520)
Purchases of unsecured consumer loans	(610,884,157)	(191,902,151)
Principal payments received on unsecured consumer loans	155,097,557	19,543,794
Increase in Due from Lending Club Corporation	(17,445,960)	(25,782,125)
Increase in Due from Prosper Funding LLC	(1,080,354)	(1,107,103)
Increase in Due from Avant, Inc.	(93,672)	-
Net cash used in investing activities	(536,657,920)	(260,495,648)
Cash flows from financing activities:		
Proceeds from mortgages payable	81,636,000	30,415,948
Proceeds from revolving credit facilities	420,420,000	121,100,061
Proceeds from senior secured term loans	238,184,843	102,397,310
Repayments of mortgages payable	(13,242,205)	(357,102)
Repayments of senior secured term loans	(73,896,520)	(39,865,000)
Repayments of revolving credit facilities	(191,945,226)	-
Deferred financing costs	(5,605,017)	(1,548,800)
Proceeds from issuance of common stock	103,439,468	53,258,506
Proceeds from issuance of preferred stock	-	5,000
Contributions from non-controlling interest	4,777,286	2,217,779
Capital distributions	(35,875,165)	(16,036,386)
Dividends on common shares	-	(2,350,000)
Dividends on preferred shares	(15,625)	(14,660)
Redemptions of preferred stock	-	(5,000)
Distributions to non-controlling interests	(4,332,286)	(1,327,208)
Increase in due to (due from) affiliates, net	59,945	2,322,763
Net cash provided by financing activities	523,605,498	250,213,211
Net increase in cash and cash equivalents	1,503,843	905,152
Cash and cash equivalents, beginning of year	5,502,811	4,597,659
Cash and cash equivalents, end of year	$ 7,006,654	$ 5,502,811

See accompanying Notes to Combined Consolidated Financial Statements.

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows - Continued

Supplemental disclosure of cash flow information:				
Cash paid for interest during the year	$	82,431,506	$	32,645,965
Cash paid for income taxes during the year	$	184,276	$	945,000
Supplemental disclosure of non-cash activities:				
Mortgage payable assumed	$	12,602,057	$	7,490,778
Senior secured term loan assumed	$	29,980,819	$	209,469,279

See accompanying Notes to Combined Consolidated Financial Statements.

National Property REIT Corp.
Notes to Combined Consolidated Financial Statements

(1) Organization and Description of Business

National Property REIT Corp. (the Company), formerly known as National Property Holdings Corp., is a Maryland corporation and is a real estate investment trust (REIT) for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, and multi-family properties. The Company commenced operations on December 31, 2013.

NPH Property Holdings, LLC (NPH), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly owned subsidiary of Prospect Capital Corporation (PSEC). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley") and 146 Parkway, LLC ("146 FP"). In exchange for the contribution of assets, NPH received shares of the Company's common stock.

ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL"), subsidiaries of National Property REIT Corp., currently own the online originated unsecured consumer loan portfolio that was purchased by Prospect Capital Corporation (PSEC).

On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated company indirectly owned by PSEC, contributed an entity, Michigan Storage, LLC ("Michigan"), which owns seven self-storage properties to the Company.

On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated company indirectly owned by PSEC, contributed an entity, APH Carroll Resort, LLC ("The Resort"), which owns a property to the Company. The assets and liabilities of the entity transferred were recorded at their respective historical carrying amounts.

On May 1, 2015, American Property REIT Corp. contributed an entity, 5100 Live Oaks Blvd, LLC ("Amberly"), which owns a property to the Company. The assets and liabilities of the entity transferred were recorded at their respective historical carrying amounts.

In accordance with FASB ASC 805, "*Business Combinations*," the assets and liabilities of each of the entities contributed were recorded at their historical carrying amounts. The results of operations of these entities have been recognized in the accompanying combined consolidated financial statement of operations from their respective acquisition dates.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying combined consolidated financial statements have been prepared in conformity with Generally Accepted Accounting Principles ("GAAP") and include the accounts of the Company and its subsidiaries, including ventures in which the Company has a controlling interest as well as the consolidated accounts of Oxford, Bexley, 146 FP, Michigan, The Resort, and Amberly prior to the Company's ownership in accordance with ASC 805. All intercompany balances and transactions have been eliminated. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities and to assess whether it is the primary beneficiary

of such entities. If the determination is made that the Company is the primary beneficiary, then that entity would be consolidated and included in the combined consolidated financial statements. The Company's significant consolidated subsidiaries are entities that hold its investments in real estate properties and the associated mortgages payable.

(b) Principles of Reporting and Use of Estimates

Financial statements prepared in accordance with GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Management makes significant estimates regarding the allocation of a property's purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.

As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.

(c) Purchase Accounting and Acquisition of Real Estate

Upon acquisition, in accordance with FASB ASC 805, "*Business Combinations*," the purchase price of a property is allocated to the acquired tangible assets, consisting of land, building and improvements, furniture, fixtures and equipment, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, the value of in-place leases and the value of tenant relationships, based on their fair values. Acquisition costs are expensed as incurred.

The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities and the valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.

Intangible assets include the values of in-place leases. In-place lease values are estimated by calculating the estimated time to fill a hypothetically empty apartment complex to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The acquired in-place lease values are amortized to operating expense over the average remaining non-cancelable term of the respective in-place leases. No intangible assets were identified in relation to above-market and below-market leases or tenant relationships.

The results of operations for acquired properties are included in the combined consolidated statements of operations from their respective acquisition dates.

Real estate assets, including land, building, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization.

Costs associated with the development and improvement of the Company's real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Building	Up to 51 years
Improvements	15 years
Furniture, fixtures, and equipment	5 years
Intangible lease assets	6 months (multifamily), life of lease (commercial)

(d) Impairment of Real Estate

The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to its fair value. Long-lived assets to be sold are recorded at the lower of carrying value or fair value less estimated costs to sell. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2015 and 2014, the Company did not record any impairment charges related to real estate assets.

(e) Environmental Matters

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2015 and 2014, the Company is not aware of any environmental matters that would have an impact on the combined consolidated financial statements.

(f) Fair Value Measurements

In accordance with FASB ASC 820, "*Fair Value Measurement and Disclosures*," fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis

for considering market participant assumptions in fair value measurements, FASB ASC 820-10 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

- Level 1 – quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
- Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
- Level 3 – unobservable inputs that are used when little or no market data is available.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company's assessment of fair value.

The Company carries its mortgages payable and senior secured term loan at cost on the accompanying combined consolidated balance sheets. The fair values of the Company's mortgages payable and senior secured term loan are estimated using a discounted cash flow analysis based upon indications of market pricing for similar types of instruments with the same remaining maturities and other valuation techniques as appropriate. Although the Company has determined that the majority of inputs used to value its debt fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its debt utilize Level 3 inputs, such as estimates of current credit spreads. Accordingly, mortgages payable and the senior secured term loan have been classified as Level 3 fair value measurements. Management estimates the fair values of the mortgages payable and senior secured term loan were $560,957,459 and $440,901,718, respectively, as of December 31, 2015. Management estimates the fair values of the mortgages payable and senior secured term loan were $482,194,100 and $273,347,426, respectively, as of December 31, 2014. Additionally, the carrying amounts of restricted cash, accounts receivable, due to/due from affiliates and accounts payable approximate their fair values. See Note 5 for additional disclosure around the Company's fair value measurements of the unsecured consumer loan portfolio and revolving credit facilities.

(g) Fair Value of Financial Instruments

Pursuant to ASC 825, Financial Instruments ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure the unsecured consumer loans and revolving credit facilities at fair value. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, unsecured consumer loans charged off, recoveries and net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans and revolving credit facilities are recorded as Fair Value Adjustments on the combined consolidated statements of operations.

(h) Revenue Recognition

Rental revenues from industrial tenants are recognized on a straight-line basis over the term of the lease. Rental revenues from residential and self-storage tenants are recognized on a contractual basis, as lease periods for residential and self-storage tenants are short-term in nature. The Company recognized reimbursement for utilities and other expenses recoveries as other revenue when earned.

(i) Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents.

(j) Restricted Cash

Restricted cash consists of cash escrowed under mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits. In addition, restricted cash includes funds deposited with Capital One, Bank of New York Mellon and U.S. Bank National Association ("US Bank") in relation to the revolving credit facilities outlined in Note 6.

(k) Due from Avant Inc., Lending Club Corporation, and Prosper Funding LLC

Avant, LendingClub, and Prosper are third party online marketplace lending platforms for unsecured consumer loans. The Due from Avant, Inc. balance represents amounts owed to the Company resulting from repurchase of certain unsecured consumer loans. The Due from LendingClub Corporation and Due from Prosper Funding LLC balances represent cash deposited at LendingClub and Prosper, respectively, for purchasing unsecured consumer loans. As of December 31, 2015, $17,004,950 and $2,959,654 of the Due from LendingClub Corporation and Due from Prosper Funding LLC, respectively, relates to cash on deposit that are committed to unsecured consumer loans that are in the process of being purchased. As of December 31, 2014, $14,218,300 and $2,376,750 of the Due from LendingClub Corporation and Due from Prosper Funding LLC, respectively, relates to cash on deposit that are committed to unsecured consumer loans that are in the process of being purchased.

(l) Unsecured Consumer Loans

Unsecured consumer loans consist of individual loans purchased from the third party online marketplace lending platforms under terms of the Company's agreement with these respective platforms, who are sellers of the unsecured consumer loans and who continue to service the unsecured consumer loans. Unsecured consumer loans made through the third party online marketplace lending platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the third party online marketplace lending platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 to 85 months. Unsecured consumer loans are recorded on the date the loan is purchased by the Company, which is generally two days after origination. Unsecured consumer loans are charged off in the month in which the loan becomes greater than 120 days contractually delinquent or in the month in which the borrower has entered bankruptcy.

(m) Interest Income

Interest Income is accrued when earned in accordance with the terms of the loan agreement. The accrual of interest on the unsecured consumer loans continues until the receivable is charged off, at which point the outstanding principal and interest receivable amount are written off against the principal of the unsecured consumer loans on the combined consolidated balance sheets, and the interest income on the combined consolidated statements of operations, respectively.

(n) Allowance for Doubtful Accounts

The Company continuously monitors collections from its tenants and recognizes an allowance for uncollectible accounts based on a specific tenant collection issues that the Company has identified. When management has determined that receivables are uncollectible, they are written off against the allowance for doubtful accounts.

(o) Asset Management and Management Services

Management fee expenses are recognized when incurred in accordance with the terms of each management agreement.

(p) Deferred Financing Costs

The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight-line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. Amortization of deferred financing costs of $3,200,885 and $1,361,267 is included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2015 and 2014, respectively.

(q) Non-controlling Interests

Non-controlling interests are comprised of the Company's joint venture partners' interests in the joint ventures in multifamily properties that the Company consolidates. The Company reports its joint venture partners' interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments' net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the non-controlling interest holder based on its economic ownership percentage.

(r) Income Taxes

The Company elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year 2013, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state

income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company's taxable REIT subsidiaries ("TRS") will be fully subject to Federal, state and local income taxes.

The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, "Income Taxes." Under the liability method, deferred income taxes are recognized for the temporary differences between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years ended December 31, 2015 and 2014, several of the subsidiaries were considered taxable corporations for U.S. federal income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.

(s) Concentration of Credit Risk

In the normal course of its business, the Company encounters credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, restricted cash, unsecured consumer loans and cash held by LendingClub and Prosper. Credit risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.

(t) Servicing and Upfront Fees

The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the third party online marketplace lending platforms for managing payments from borrowers and maintaining loan account portfolios. The servicing and upfront fees are expensed as incurred.

(3) Real Estate

As of December 31, 2015, the Company has invested in 25 properties as listed below:

Property	Date of Acquisition	Ownership Percentage	Asset Type	Location	Units	Purchase Price [1]
Filet of Chicken[2]	10/24/2012	100.0%	Industrial	Forest Park, GA	N/A	$ 7,400,000
Amberly[5]	1/17/2013	97.7%	Multi-Family	Tampa, FL	770	63,400,000
The Resort[3]	6/24/2013	95.0%	Multi-Family	Pembroke Pines, FL	1,520	225,000,000
Bexley[2]	11/1/2013	94.0%	Multi-Family	Marietta, GA	494	30,600,000
Matthews Reserve[2]	11/19/2013	90.0%	Multi-Family	Matthews, NC	212	22,063,475
City West[2]	11/19/2013	90.0%	Multi-Family	Orlando, FL	300	23,561,822
Vinings Corner[2]	11/19/2013	90.0%	Multi-Family	Smyrna, GA	360	35,690,915
Central Park[2]	11/19/2013	90.0%	Multi-Family	Altamonte Springs, FL	362	36,590,089
Mission Gate[2]	11/19/2013	90.0%	Multi-Family	Plano, TX	434	47,620,504
St. Marin[2]	11/19/2013	90.0%	Multi-Family	Coppell, TX	603	73,078,195
Indigo	12/31/2013	93.0%	Multi-Family	Jacksonville, FL	323	38,000,000
Island Club	1/31/2014	93.0%	Multi-Family	Atlantic Beach, FL	204	13,025,000
Chesterfield[4]	8/19/2014	85.0%	Self-Storage	Chesterfield, MI	454	5,803,500
Wyoming[4]	8/19/2014	85.0%	Self-Storage	Wyoming, MI	440	4,800,000
Grand Rapids[4]	8/19/2014	85.0%	Self-Storage	Grand Rapids, MI	597	7,281,000
Westland[4]	8/28/2014	85.0%	Self-Storage	Westland, MI	502	4,642,000
State Street[4]	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	294	4,458,000
Jackson[4]	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	808	8,927,000
Kalamazoo[4]	8/28/2014	85.0%	Self-Storage	Kalamazoo, MI	335	2,363,500
Okemos	1/16/2015	85.0%	Self-Storage	Okemos, MI	744	7,492,000
Lansing West	1/16/2015	85.0%	Self-Storage	Lansing West, MI	247	1,741,000
Novi	1/16/2015	85.0%	Self-Storage	Novi, MI	514	6,700,500
Lake Orion	1/16/2015	85.0%	Self-Storage	Lake Orion, MI	652	6,965,000
Ypsilanti	1/16/2015	85.0%	Self-Storage	Ypsilanti, MI	416	3,506,500
Orchard Village	11/5/2015	80.0%	Multi-Family	Aurora, IL	272	34,500,000
						$ 715,210,000

(1) Purchase price exclusive of acquisition and closing costs.

(2) Property was contributed to the Company at net book value by a related party indirectly controlled by PSEC on 12/31/13 in accordance with ASC 805.

(3)Property was contributed to the Company at net book value by a related party indirectly controlled by PSEC on 11/26/14 in accordance with ASC 805.

(4) Property was contributed to the Company at net book value by a related party indirectly controlled by PSEC on 10/23/14 in accordance with ASC 805.

(5) Property was contributed to the Company at net book value by a related party indirectly controlled by PSEC on 05/01/15 in accordance with ASC 805.

The Company's ownership interests in the properties range from 80% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore, consolidates the properties and property owning entities. The interest owned by the other venture partner is reflected as non-controlling interest in these combined consolidated financial statements. The non-controlling interest amount includes the amounts that the other venture partner originally contributed to the property owning entity as adjusted for net income or loss attributable from operations. Net income and loss are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests). No performance measures have been met as of December 31, 2015 and 2014.

On November 5, 2015, the Company, together with a joint venture partner, acquired the property named Orchard Village located in Aurora, Illinois for an aggregate purchase price of $34,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $26,450,000.

On May 1, 2015, American Property REIT Corp. (APRC), an affiliated company indirectly owned by PSEC, contributed Amberly and its associated assets and liabilities to the Company. In accordance with FASB ASC 805, the assets and liabilities were recorded at their respective carrying values and Amberly's results of operations have been reflected in the combined consolidated financial statements from the beginning of the fiscal year. In conjunction with the contribution, the Company assumed a senior term loan in the amount of $29.9M due to PSEC.

On January 16, 2015, the Company, together with a joint venture partner, acquired a total of five self-storage properties located throughout Michigan for an aggregate purchase price of $26,405,000 exclusive of acquisition and closing costs. For the purchases of these properties, the joint ventures assumed mortgages payable of $12,602,056.

On November 26, 2014, American Property REIT Corp. (APRC), an affiliated company indirectly owned by PSEC, contributed The Resort and its associated assets and liabilities to the Company. In accordance with FASB ASC 805, the assets and liabilities were recorded at their respective carrying values and The Resort's results of operations have been reflected in the combined consolidated financial statements from the beginning of the fiscal year. In conjunction with the contribution, the Company assumed a senior term loan in the amount of $65.6M due to PSEC.

On October 23, 2014, United Property REIT Corp. (UPRC), an affiliated company indirectly owned by PSEC, contributed Michigan which owns seven self-storage properties to the Company. In accordance with FASB ASC 805, the entity's assets and liabilities were recorded at their respective carrying values upon transfer and Michigan's results of operations have been reflected in the combined consolidated financial statements from the date of acquisition by UPRC. In conjunction with the contribution, the Company assumed a senior term loan in the amount of $9.4M due to PSEC.

On January 28, 2014, the Company, together with a joint venture partner, acquired the property named Island Club located in Island Beach, Florida for an aggregate purchase price of $13,025,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $9,117,500, of which $7,500,000 was assumed.

National Property REIT Corp.
Notes to Combined Consolidated Financial Statements

The above listed properties have been accounted for as business combinations upon acquisition. The purchase prices were allocated to the acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition. The following table summarizes the Company's allocations of the purchase price of assets acquired:

Property	Land	Building	Improvements	FF&E	Intangible lease assets	Total Purchase Price
Filet of Chicken[2]	$ 494,273	$ 4,942,734	$ 248,125	$ 259,828	$ 1,455,040	$ 7,400,001
Amberly[5]	6,525,867	52,206,937	1,740,231	891,869	2,035,096	63,400,000
The Resort[3]	47,780,539	173,177,430	756,705	2,302,546	982,780	225,000,000
Bexley[2]	3,718,768	23,138,998	1,704,435	723,094	1,314,705	30,600,000
Matthews Reserve[2]	1,884,442	18,447,702	991,812	297,544	441,975	22,063,474
City West[2]	2,987,977	17,320,134	2,329,609	405,149	518,953	23,561,822
Vinings Corner[2]	3,364,070	29,461,094	1,427,181	560,678	877,892	35,690,915
Central Park[2]	1,001,313	33,143,481	700,920	600,788	1,143,587	36,590,088
Mission Gate[2]	4,019,985	40,708,705	1,068,604	661,516	1,161,694	47,620,504
St. Marin[2]	5,159,761	64,267,125	1,021,735	919,561	1,710,013	73,078,196
Indigo	2,724,191	29,360,720	3,934,942	605,376	1,374,771	38,000,000
Island Club	2,698,827	8,096,481	1,699,261	299,870	230,561	13,025,000
Chesterfield[4]	515,867	4,662,641	198,410	-	426,582	5,803,500
Wyoming[4]	582,716	3,851,852	39,506	-	325,926	4,800,000
Grand Rapids[4]	263,657	6,490,028	30,422	-	496,893	7,281,000
Westland[4]	541,153	3,723,529	39,718	-	337,600	4,642,000
State Street[4]	421,039	3,516,684	134,887	-	385,390	4,457,999
Jackson[4]	894,733	7,269,710	122,009	-	640,548	8,927,000
Kalamazoo[4]	260,386	1,852,744	40,059	-	210,311	2,363,500
Okemos	641,027	5,859,385	250,401	-	741,187	7,492,000
Lansing West	215,065	1,331,353	61,447	-	133,135	1,741,000
Novi	580,043	5,400,403	70,005	-	650,049	6,700,500
Lake Orion	967,075	5,195,459	113,168	-	689,298	6,965,000
Ypsilanti	574,341	2,569,418	100,761	-	261,980	3,506,500
Orchard Village	4,735,011	26,798,146	1,611,919	654,842.00	700,082	34,500,000
Total	**$ 93,552,126**	**$ 572,792,893**	**$ 20,436,272**	**$ 9,182,661**	**$ 19,246,048**	**$ 715,210,000**

Costs of intangibles related to the Company's investments in real estate consist of the value of in-place leases, leasing commissions, and tenant relationships. Amortization expense related to the Company's intangible lease assets was $3,610,674 and $9,011,452 for the years ended December 31, 2015 and 2014, respectively.

Intangible assets estimated amortization expense for the next five years and thereafter are as follows:

Year ending December 31:		
2016	$	660,663
2017		77,261
2018		77,261
2019		77,261
2020		77,261
Thereafter		824,075
Total	**$**	**1,793,782**

Future Minimum Rents

The leases for the portfolio of multi-family and self-storage properties generally have lease terms of 12 months or less. Minimum future rental receipts under the noncancelable portion of industrial tenant leases, assuming no new or re-negotiated leases, for the next five years is as follows:

Year ending December 31:		
2016	$	823,210
2017		823,210
2018		823,210
2019		823,210
2020		823,210
Total	**$**	**4,116,050**

(4) Unsecured Consumer Loans

The Company purchased $610,884,157 and $191,902,151 aggregate principal of unsecured consumer loans from Avant, LendingClub, and Prosper for the year ended December 31, 2015 and from LendingClub and Prosper for the year ended December 31, 2014, respectively. The Company's portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2015, the portfolio consisted of 72,132 loans having an average outstanding principal of $8,603 and individual balances of $50,000 or less. As of December 31, 2015, the unsecured consumer loans were issued with stated interest rates ranging from 4.0% to 36.0% with a weighted average rate of 20.4% based on outstanding principal of the unsecured consumer loans. As of December 31, 2014, the portfolio consisted of 18,250 loans having an average outstanding principal of $9,854 and individual balances of $35,000 or less. As of December 31, 2014, the unsecured consumer loans were issued with stated interest rates ranging from 6.1% to 28.5% with a weighted average rate of 19.2% based on outstanding principal of the unsecured consumer loans.

The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk is considered to be higher than for secured loans.

The third party online marketplace lending platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating") which is based on the associated proprietary risk or associated interest rate of the unsecured consumer loan. Each unsecured consumer loan is assigned a Rating. The Rating is a letter that indicates the expected level of risk associated with the loan. Each letter grade corresponds to an

estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the third party online marketplace lending platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score ("FICO score") obtained from a credit reporting agency. As part of the Rating determination, the third party online marketplace lending platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.

As Ratings are not consistent between third party online marketplace lending platforms, the Company stratifies the unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each online marketplace lending platform. The stratified pools are super prime, prime and near prime. The Company defines super prime loans as loans to borrowers with a FICO score of 720 or greater, prime loans as loans to borrowers with a FICO score of between 660 and 719 and near prime loans as loans to borrowers with a FICO of 659 or less.

The following table summarizes the unsecured consumer loans held as of December 31, 2015:

	Outstanding Principal Amount	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 71,553,875	$ 71,597,378	4.0% - 36.0%	11.6%
Prime	192,299,176	191,872,197	5.3% - 36.0%	14.7%
Near Prime	356,683,209	347,905,119	6.0% - 36.0%	25.2%
Total Loans	**$ 620,536,260**	**$ 611,374,694**		

The following table summarizes the unsecured consumer loans held as of December 31, 2014:

2014

	Outstanding Principal Amount	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 31,177,938	$ 31,104,090	6.1% - 25.7%	11.8%
Prime	61,213,805	61,119,190	6.3% - 28.5%	15.0%
Near Prime	87,440,463	87,415,970	8.0% - 28.5%	24.8%
Total Loans	**$ 179,832,206**	**$ 179,639,250**		

* Based on outstanding principal of the unsecured consumer loans.

The following table summarizes the delinquency status of the unsecured consumer loans:

	As of December 31, 2015:		As of December 31, 2014:	
Delinquency Status	**Outstanding Principal Amount**	**Fair Value**	**Outstanding Principal Amount**	**Fair Value**
Current	$ 588,671,413	$ 587,670,646	$ 176,959,550	$ 177,307,995
1 - 30 days	17,433,987	16,937,127	1,566,762	1,570,817
31 - 60 days	5,977,670	3,684,124	658,191	484,778
61 - 90 days	4,594,417	1,955,013	320,180	160,660
91 - 120 days	3,858,773	1,127,784	327,523	115,000
Total Loans	**$ 620,536,260**	**$611,374,694**	**$ 179,832,206**	**$179,639,250**

(5) Fair Value of Financial Instruments - Unsecured Consumer Loans and Revolving Credit Facilities

All of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2015 and 2014. We did not transfer any assets or liabilities in or out of Level 3 during the years ended December 31, 2015 and 2014. Transfers between levels, if any, are recognized at the beginning of the quarter during which the asset or liability was transferred.

The unsecured consumer loans and revolving credit facilities do not trade in an active market with readily observable prices. For the unsecured consumer loans, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. For the revolving credit facilities, fair value is estimated using a yield analysis methodology based upon significant unobservable inputs, such as market yield. Significant increases or decreases in the unobservable inputs, such as loss adjusted discount rates, projected loss rates or market yield would result in a decrease or increase, respectively, in the fair value measurement.

The following table shows the fair value of our unsecured consumer loans and revolving credit facilities disaggregated into the three levels of the ASC 820, Fair Value Measurement ("ASC 820") valuation hierarchy as of December 31, 2015.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured Consumer Loans	$ -	$ -	$ 611,374,694	$ 611,374,694
Liabilities				
Revolving Credit Facilities	$ -	$ -	$ 349,574,835	$ 349,574,835

The following table shows the fair value of our unsecured consumer loans and revolving credit facilities disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2014.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured Consumer Loans	$ -	$ -	$ 179,639,250	$ 179,639,250
Liabilities				
Revolving Credit Facilities	$ -	$ -	$ 121,100,061	$ 121,100,061

Refer to Note 4 for details of the unsecured consumer loans.

The following table shows the aggregate changes in the fair value of our Level 3 unsecured consumer loans during the years ended December 31, 2015 and 2014.

		Unsecured Consumer Loans
Fair Value at December 31, 2013		**$ 7,969,295**
Purchases		191,902,151
Principal payments		(19,543,794)
Carrying value before fair value adjustments		**180,327,652**
Fair value adjustments:		
Net increase in unrealized depreciation	$ (196,766)	
Charge offs	(499,000)	
Recoveries	7,364	
Fair value adjustments		**(688,402)**
Fair Value at December 31, 2014		**179,639,250**
Purchases		610,884,157
Principal payments		(155,097,557)
Carrying value before fair value adjustments		**635,425,850**
Fair value adjustments:		
Net increase in unrealized depreciation	(8,968,610)	
Charge offs	(15,886,319)	
Recoveries	803,773	
Fair value adjustments		**(24,051,156)**
Fair Value at December 31, 2015		**$ 611,374,694**

For the year ended December 31, 2015, the net increase in unrealized depreciation on the unsecured consumer loans was $(9,411,004) for unsecured consumer loans still held as of December 31, 2015. For the year ended December 31, 2014, the net increase in unrealized depreciation on the unsecured consumer loans was $(196,458) for unsecured consumer loans still held as of December 31, 2014.

The net increase in unrealized depreciation of \$(8,968,610) and \$(196,766), for the years ended December 31, 2015 and 2014, respectively, which is part of the Fair Value Adjustments included in Net Income (Loss) on the combined consolidated statements of operations is attributable to instrument-specific changes in estimated future credit losses (i.e. default losses). Pools of unsecured consumer loans, based on purchase month and Rating, that are projected to have higher future default losses than previously estimated have lower expected future cash flows over the remaining life, which reduces the estimated fair value. Conversely, the pools of unsecured consumer loans that are projected to have lower future default losses than previously estimated have higher expected future cash flows over the remaining life, which increases the estimated fair value. Changes in the unobservable inputs, such as loss adjusted discount rates and projected loss rates, may have a significant impact on the fair value of unsecured consumer loans. These unobservable inputs will (in isolation) have a directionally opposite impact on the fair value of unsecured consumer loans for a given change in that input.

The following table shows the aggregate changes in the fair value of our Level 3 revolving credit facilities during the year ended December 31, 2015 and 2014.

		Revolving Credit Facilities
Fair Value at December 31, 2013		**$ -**
Borrowings		121,100,061
Principal payments		-
Carrying value before fair value adjustments		**121,100,061**
Fair value adjustments:		
Net increase in unrealized appreciation	$ -	
Fair value adjustments		-
Fair Value at December 31, 2014		**121,100,061**
Borrowings		420,420,000
Principal payments		(191,945,226)
Carrying value before fair value adjustments		**349,574,835**
Fair value adjustments:		
Net increase in unrealized appreciation	-	
Fair value adjustments		-
Fair Value at December 31, 2015		**$349,574,835**

Financial Instruments Not Recorded at Fair Value

The following table presents fair value estimates of financial instruments not recorded at fair value on a recurring basis:

	As of December 31, 2015:		As of December 31, 2014:	
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets				
Cash and Cash Equivalents [(a)]	$ 7,006,654	$ 7,006,654	$ 5,502,811	$ 5,502,811
Restricted Cash [(a)]	35,973,926	35,973,926	26,559,428	26,559,428
Due from LendingClub Corporation [(b)]	43,228,085	43,228,085	25,782,125	25,782,125
Due from Prosper Funding LLC [(b)]	4,260,501	4,260,501	3,180,147	3,180,147
Due from Avant, Inc. [(b)]	93,672	93,672	-	-
Liabilities				
Senior Secured Term Loans - Related Party [(c)]	440,901,718	440,901,718	273,347,426	273,347,426

(a) *Cash and Cash Equivalents and Restricted Cash - The carrying amount of Cash and Cash Equivalents and Restricted Cash approximated fair value as of December 31, 2015 and 2014.*

(b) *Due from LendingClub Corporation, Due from Prosper Funding LLC and Due from Avant, Inc. - The carrying amount of Due from LendingClub Corporation, Due from Prosper Funding LLC and Due from Avant, Inc. approximated fair value as of December 31, 2015 and 2014, due to the on demand nature of these instruments.*

(c) *Senior Secured Term Loans - Related Party - The estimated fair value is calculated using a yield analysis, the key unobservable input being the market yield, and is considered a level 3 measurement.*

(6) Revolving Credit Facilities

On April 21, 2014, the Company closed a three year $50,000,000 revolving credit facility relating to Prosper unsecured consumer loans (“ACL Subsidiaries Facility”) with Capital One. On November 13, 2014, American Consumer Lending (Prime), LLC was added as a borrower on the ACL Subsidiaries Facility. The ACL Subsidiaries Facility includes an accordion feature which allows the commitment to be increased to $100,000,000 in the aggregate. The ACL Subsidiaries Facility accordion feature was increased to $150,000,000 and $250,000,000 in the aggregate, on April 23, 2015 and October 30, 2015, respectively. The ACL Subsidiaries Facility was increased to $75,000,000, $95,000,000, $115,000,000 and $165,000,000 on October 7, 2014, November 13, 2014, April 23, 2015 and October 30, 2015 respectively, with the addition of four new lenders. For all advances made prior to April 21, 2015, the lender withheld an interest and fee reserve ("ACL Interest Reserve"). After April 21, 2015, the Company is required to maintain a minimum interest and fee reserve amount which is calculated as a product of 125 basis points of the unpaid principal balance on the ACL Subsidiaries Facility plus the product of 100 basis points of the aggregate outstanding principal balance of the unsecured consumer loans plus $10,000. On a monthly basis, the lender withdraws related interest payments due from the ACL Interest Reserve. As of December 31, 2015 and 2014, the outstanding balances of the ACL Subsidiaries Facility are $162,769,716 and $81,100,061, respectively.

On December 30, 2014, the Company closed a three year $50,000,000 revolving credit facility relating to LendingClub unsecured consumer loans ("ACL III Subsidiaries Facility") with Capital One. The ACL III Subsidiaries Facility includes an accordion feature which allows the commitment to be increased to $100,000,000 in the aggregate. The ACL III Subsidiaries Facility accordion feature was increased to $150,000,000 in the aggregate on December 21, 2015. The ACL III Subsidiaries Facility was increased to $75,000,000 and $95,000,000 on March 31, 2015 and December 21, 2015, respectively, with the addition of two new lenders. For all advances made prior to September 23, 2015, the lender withheld an interest and fee reserve ("ACL III Interest Reserve"). After September 23, 2015, the Company is required to maintain a minimum interest and fee reserve amount which is calculated as a product of 125 basis points of the unpaid principal balance on the ACL III Subsidiaries Facility. On a monthly basis, the lender withdraws related interest payments due from the ACL III Interest Reserve. As of December 31, 2015 and 2014, the outstanding balances of the ACL III Subsidiaries Facility are $78,706,596 and $40,000,000, respectively.

On April 9, 2015, the Company closed a three year $75,000,000 revolving credit facility relating to LendingClub unsecured consumer loans ("ACL IV Subsidiaries Facility") with Morgan Stanley Bank, N.A. The ACL IV Subsidiaries Facility includes an accordion feature which allows the commitment to be increased to $150,000,000 in the aggregate. The total commitments under the ACL IV Subsidiaries Facility was increased to $125,000,000 on November 20, 2015. For all advances, the lender withholds a cash reserve. The Company is required to maintain a minimum cash reserve amount which is calculated as a product of 175 basis points of the unpaid principal balance on the ACL IV Subsidiaries Facility. As of December 31, 2015, the outstanding balance of the ACL IV Subsidiaries Facility is $101,998,523.

On December 16, 2015, the Company closed a two and half year $75,000,000 revolving credit facility relating to Avant unsecured consumer loans ("ACL Trust V Facility") with Morgan Stanley Bank, N.A. The ACL Trust V Facility includes an accordion feature which allows the commitment to be increased to $150,000,000 in the aggregate. For all advances, the lender will withhold a cash reserve. The Company is required to maintain a minimum cash reserve amount which is calculated as a product of 100 basis points of the unpaid principal balance on the ACL Trust V Facility. As of December 31, 2015, the outstanding balance of the ACL Trust V Facility is $6,100,000.

The ACL Subsidiaries Facility, the ACL III Subsidiaries Facility, the ACL IV Subsidiaries Facility and the ACL Trust V Facility are collectively referred to as "Revolving Credit Facilities".

The Revolving Credit Facilities contain restrictions pertaining to the unsecured consumer loans considered as eligible collateral. Restrictions on eligible collateral include, but are not limited to, the maximum and minimum size, maximum interest rate, original term and credit score of the borrower related to the unsecured consumer loans. The Revolving Credit Facilities also contains certain requirements relating to the portfolio of loans and portfolio performance, including, but are not limited to, minimum FICO score of borrowers, average aggregate principal amount payable, maximum delinquencies and charge-offs, maximum leverage ratios, minimum interest coverage ratios, minimum annual net income, violations of which could result in the early termination of the Revolving Credit Facilities. Borrowings on the Revolving Credit Facilities are generally limited to 50.0% to 80.0% of the outstanding eligible principal balance of the portfolio of unsecured consumer loans. The ACL IV Subsidiaries Facility and the ACL Trust V Facility include portfolio excess concentration tests which if greater than specified concentration limits decrease the amount of eligible collateral. As of December 31, 2014, in relation to the ACL Subsidiaries Facility, the Company received a formal waiver on certain requirements. Effective January 1, 2015, the ACL Subsidiaries Facility and ACL III Subsidiaries Facility loan agreements were amended. As of

December 31, 2015 the Company is in compliance with the requirements of the Revolving Credit Facilities.

The Revolving Credit Facilities require us to hold unsecured consumer loans as collateral in order to borrow under the credit facilities. During the terms of the Revolving Credit Facilities, all principal and interest payments on the unsecured consumer loans held as collateral will be used to pay expenses or applied to reduce the balance. The remaining balance will become due upon maturity.

Interest on borrowings under the ACL Subsidiaries Facility and ACL III Subsidiaries Facility is one-month LIBOR rate plus 350 basis points with a minimum LIBOR floor of 50 basis points. Interest on borrowings under the ACL IV Subsidiaries Facility is one-month LIBOR rate plus an applicable margin. The applicable margin is calculated as the product of 275 or 350 basis points and the applicable eligible unsecured consumer loan balance divided by the aggregate eligible unsecured consumer loan balance. As of December 31, 2015, the applicable margin was 327 basis points. Interest on borrowings under the ACL V Facility is one-month LIBOR rate plus 450 basis points. As of December 31, 2015 and 2014, the one-month LIBOR rate was 43 and 16 basis points, respectively. Additionally, the lender charges a monthly fee on the unused portion of the ACL Subsidiaries Facility and ACL III Subsidiaries Facility equal to the product of 35 basis points per annum and the difference (if any) of the aggregate outstanding available credit facility and the average daily outstanding drawn principal balance. The monthly fee on the unused portion of the ACL IV Subsidiaries Facility and ACL Trust V Facility is equal to the product of 10 to 60 basis points and 25 to 75 basis points, respectively, and the difference (if any) of the average daily outstanding available credit facility and the average daily outstanding drawn principal balance, depending on the amount of the average daily outstanding drawn principal balance versus the maximum revolving credit facility.

During the years ended December 31, 2015 and 2014, we accrued $3,288,596 and $1,151,466 respectively, of agent fees, unused line fees and debt issuance costs on the Revolving Credit Facilities, which are recorded as interest expense on the combined consolidated statements of operations.

(7) Mortgages Payable

The Company has outstanding mortgages payable that bear interest at a fixed rate and are secured by certain properties. The mortgages payable require interest only payments during their initial years with the exception of NPRC Carroll Resort, LLC ("The Resort"), NPH Carroll 41, LLC ("Bexley"), NPH Carroll Bartram Park, LLC ("Indigo"), and NPH Carroll Atlantic Beach, LLC ("Island Club") which require principal and interest payments. All of the other mortgages payable require interest and principal payments beginning in 2016 or later. Each mortgage payable is secured by the respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying combined consolidated balance sheet. Otherwise, the mortgages payable are non-recourse and not cross-collateralized. The following table presents a summary of our Mortgages Payable as of December 31, 2015 and 2014:

Property	Interest Rate	Maturity Date	Outstanding Principal 12/31/2015	Carrying Amount 12/31/2015	Outstanding Principal 12/31/2014	Carrying Amount 12/31/2014
The Resort - Loan 1	4.17%	7/1/2023	$ 157,500,000	$ 157,500,000	$ 157,500,000	$ 157,500,000
The Resort - Loan 2	4.80%	7/1/2023	24,381,000	24,381,000	-	-
Amberly	3.75%	2/1/2023	39,600,000	39,600,000	39,600,000	39,600,000
Bexley - Loan 1	5.50%	4/1/2021	16,146,118	16,009,245	16,363,389	16,200,444
Bexley - Loan 2	4.86%	4/1/2021	5,793,456	5,743,708	5,890,206	5,830,982
Bexley - Loan 3	4.91%	4/1/2021	11,000,000	11,000,000	-	-
Matthews Reserve	4.46%	12/1/2023	17,571,000	17,571,000	17,571,000	17,571,000
City West	4.46%	12/1/2023	18,533,000	18,533,000	18,533,000	18,533,000
Vinings Corner	4.46%	12/1/2023	26,640,000	26,640,000	26,640,000	26,640,000
Central Park	4.46%	12/1/2023	27,471,000	27,471,000	27,471,000	27,471,000
Mission Gate	4.46%	12/1/2023	36,148,000	36,148,000	36,148,000	36,148,000
St. Marin	4.46%	12/1/2023	53,863,000	53,863,000	53,863,000	53,863,000
Indigo	4.49%	7/1/2023	28,321,348	28,054,704	28,500,000	28,197,802
Island Club - Loan 1	4.36%	1/1/2019	7,265,784	7,189,327	7,390,170	7,288,228
Island Club - Loan 2	5.14%	1/1/2019	1,575,795	1,575,795	1,598,884	1,598,884
Chesterfield	4.51%	9/6/2024	4,350,000	4,350,000	4,350,000	4,350,000
Wyoming	4.51%	9/6/2024	3,600,000	3,600,000	3,600,000	3,600,000
Grand Rapids	4.51%	9/6/2024	5,460,000	5,460,000	5,460,000	5,460,000
Westland	4.45%	9/6/2024	3,480,000	3,480,000	3,480,000	3,480,000
State Street	4.45%	9/6/2024	3,345,000	3,345,000	3,345,000	3,345,000
Jackson	4.45%	9/6/2024	6,695,000	6,695,000	6,695,000	6,695,000
Kalamazoo	4.45%	9/6/2024	1,775,000	1,775,000	1,775,000	1,775,000
Okemos	4.19%	3/6/2025	5,620,000	5,620,000	-	-
Lansing West	4.19%	3/6/2025	1,305,000	1,305,000	-	-
Novi	4.19%	3/6/2025	5,025,000	5,025,000	-	-
Lake Orion	4.19%	3/6/2025	5,225,000	5,225,000	-	-
Ypsilanti	4.19%	3/6/2025	2,630,000	2,630,000	-	-
Orchard Village	4.43%	12/1/2025	26,450,000	26,450,000	-	-
			$ 546,769,501	**$ 546,239,779**	**$ 465,773,649**	**$ 465,147,340**

The Company recognizes a debt discount in connection with mortgages assumed at fair value in accordance with ASC 805. The unamortized debt discount of $529,723 and $626,309 is included in mortgage payables on the accompanying combined consolidated balance sheet at December 31, 2015 and 2014, respectively. Amortization of mortgage discount of $96,586 and $100,386 is included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2015 and 2014, respectively.

Mortgage payable estimated payments for the next five years and thereafter are as follows:

Year ending December 31:	
2016	2,405,457
2017	4,163,599
2018	7,761,032
2019	16,518,898
2020	9,458,801
Thereafter	506,461,714
Total	**$ 546,769,501**

(8) Income Taxes

Income taxes consisted of the following for the years ended:

	December 31, 2015	December 31, 2014
Current federal tax benefit (expense)	$ 93,606	$ (303,365)
Current state tax expense	(257,460)	(87,756)
Net deferred federal tax expense	-	-
Net deferred state tax expense	-	-
Income tax expense	**$ (163,854)**	**$ (391,121)**

Income tax expense for the years ended December 31, 2015 and 2014 differs from the amount determined by applying the statutory federal rate of 34% to income (loss) before income tax expense as follows:

	December 31, 2015		December 31, 2014	
	Amount	**Rate**	**Amount**	**Rate**
Income tax (expense) benefit at federal tax rate	**$(2,366,940)**	**34.0%**	**$ 417,572**	**-34.0%**
Allocated expenses from PSEC	-	0.0%	(602,987)	49.1%
Change in valuation allowance	(387,779)	5.6%	(338,713)	27.6%
State income taxes, net of federal tax effect	(169,924)	2.4%	(57,919)	4.7%
Income not subject to entity level tax	2,559,044	-36.8%	190,926	-15.5%
Prior year tax adjustment	201,745	-2.9%	-	-%
Income tax expense	**$ (163,854)**	**2.3%**	**$ (391,121)**	**31.9%**

Deferred tax assets consist of the following:

	December 31, 2015		December 31, 2014	
Deferred federal tax benefit	$	674,433	$	311,976
Deferred state tax benefit		149,305		74,827
Total deferred tax assets		**823,738**		**386,803**
Valuation allowance		(823,738)		(386,803)
Deferred tax assets after valuation allowance	**$**	**-**	**$**	**-**

The tax effected cumulative temporary difference that gives rise to the deferred tax assets as of December 31, 2015 and 2014 is the net unrealized depreciation on unsecured consumer loans, debt issuance costs on the revolving credit facilities and structuring fees on the senior secured term loans. Deferred tax assets are recognized subject to our judgment that realization is more likely than not. As of December 31, 2015 and 2014, the Company provided a full allowance on the deferred tax assets as it is more likely than not that these assets will not be utilized.

ASC 740, Income Taxes ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the combined consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, we did not have a liability for any unrecognized tax benefits, respectively. Management's determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. Although our Subsidiaries file both federal and state income tax returns, our major tax jurisdiction is federal. The Company has received a notice that one of its subsidiary's 2014 federal tax return has been selected for examination by the Internal Revenue Service. Our other Subsidiaries' 2014 tax returns for the federal tax year remain subject to examination by the Internal Revenue Service.

The Company's policy is to classify interest and penalties on tax positions, if any, as expenses. For the years ended December 31, 2015 and 2014, $71,752 and $26,548, respectively, of interest and penalties, has been accrued and is recorded as general and administrative expense on the combined consolidated statements of operations.

(9) Equity

As of December 31, 2015 and 2014, the Company authorized 100,000,000 common shares and 125 preferred shares, par value $0.001. NPH is the Company's sole common stockholder. As of December 31, 2015 and 2014, the Company paid an aggregate of $263,730,830 and $227,855,665 of dividends on common shares, respectively.

In addition to the above dividend payments, the Company also has payment obligations to 125 shareholders in connection to a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock) of the Company. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A

Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends and, if the Series A Preferred Stock is redeemed before January 1, 2016, a $100 per share redemption premium. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference in the amount of the share's purchase price, plus all accumulated and unpaid dividends, and if liquidated or dissolved before January 1, 2016 $100 redemption premium. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company. Net proceeds of $109,950 were received from preferred shareholders on January 24, 2014 and as of December 31, 2015 and 2014, the Company paid an aggregate of $30,285 and $14,626 of dividends on Series A preferred shares, respectively.

On May 19, 2014 the Company reserved 100 of its shares, $0.001 par value, and classified such shares as 8.0% Series B Redeemable Preferred Stock. The Company then authorized the sale of 5 shares of Series B Redeemable Preferred stock. Holders of Series B Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 8.0% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series B Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series B Preferred Stock are entitled to a liquidation preference in the amount of the share's purchase price, plus all accumulated and unpaid dividends. Series B Preferred Stock is not convertible or exchangeable for any other property or securities of the Company. On June 30, 2014 the Company redeemed 5 shares of 8.0% Series B Redeemable Preferred Stock at a total price of $5,000 plus the accrued unpaid dividend of $34. As of December 31, 2015 and 2014, there are no authorized Series B Preferred shares outstanding.

(10) Related Party Transactions

On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC to provide significant managerial assistance to the Company on behalf of PSEC. In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays PSEC a managerial assistance fee for Prospect's time and effort in assisting and providing commercial and mezzanine lending, investment banking, corporate law and private equity investing services. The Company incurred managerial assistance fees of $510,000 for the years ended December 31, 2015 and 2014, which are included in management fees in the accompanying combined consolidated statements of operations.

On a quarterly basis, the Company pays Prospect Administration, LLC for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2015 and 2014, the Company incurred professional service fees of $2,088,754 and $910,455, respectively, which is included in general and administrative expenses in the accompanying combined consolidated statements of operations.

As of December 31, 2015, $36,576 was due from PSEC in connection to the acquisition of the self-storage portfolio and is recorded by the Company as due from affiliates on the combined consolidated balance sheets. As of December 31, 2015, $15,158 was due to United Property REIT Corp. ("UPRC") for reimbursement of legal expenses paid by UPRC on behalf of the Company and is recorded by the

Company as due to affiliates on the combined consolidated balance sheets. As of December 31, 2015, $8,000 was due to Prospect Capital Management ("PCM") for reimbursement of professional service expenses paid by PCM on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets. Additionally, as of December 31, 2015, $792,821 and $14,682 is due to Prospect Administration and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2014, $2,879 was due to American Property REIT Corp. ("APRC") for reimbursement of expenses paid by APRC to Prospect Administration on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets. Additionally, as of December 31, 2014, $679,150 and $138,650 is due to Prospect Administration and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

The Company generally incurs a 2% to 3% structure fee for the PSEC equity portion of each acquired property. The structure fee is paid to Prospect for structuring and providing guidance with each purchase transaction. For the years ended December 31, 2015 and 2014, the Company incurred structure fees of $456,532 and $354,341, respectively. These amounts are included in the acquisition cost line item in the accompanying combined consolidated statements of operations.

The Company entered into a credit agreement (the "Credit Agreement"), effective April 1, 2014, with NPH in the form of a senior secured term loan with a $250,000,000 commitment on Term Loan A ("TLA") and a $250,000,000 commitment on Term Loan B ("TLB"). The maturity date on the TLA and TLB is April 1, 2019. The credit agreement does not require payments on the outstanding TLA or TLB principal until maturity, with prepayments allowed but subject to a prepayment penalty. Loans under the Credit Agreement accrue, at a rate per annum, cash interest equivalent to the one-month LIBOR rate plus 400 basis points with a minimum LIBOR floor of 200 basis points and payment in kind ("PIK") interest of 550 basis points. Loans under the Credit Agreement also incur net operating income interest equivalent to 500 basis points of the net operating income earned during the applicable period. Cash interest and net operating interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company.

On April 1, 2014, the Company declared a dividend to NPH in the amount of $104,459,091 which was borrowed pursuant to the Credit Agreement. The Credit Agreement was subsequently assigned to PSEC in satisfaction of NPH's existing loan with PSEC. On April 1, 2015, the Company amended and restated the credit agreement in order to increase the commitment from $500,000,000 to $1,000,000,000, with such increase in the commitment to consist of the Term Loan C ("TLC") commitment and Term Loan D ("TLD") commitment. The TLC has a $250,000,000 commitment and a maturity date of April 1, 2019. The TLD also has a $250,000,000 commitment and a maturity date of April 1, 2019. Under the second amended and restated credit agreement, TLC incurs cash interest equivalent to one-month LIBOR rate plus 400 basis points with a minimum LIBOR floor of 200 basis points and PIK interest of 750 basis points. TLD incurs cash interest equivalent to one- month LIBOR rate plus 1,200 basis points with a minimum LIBOR floor of 200 basis points and PIK interest of 450 basis points. The second amended and restated credit agreement did not impact the TLA, but the TLB now incurs cash interest equivalent to one- month LIBOR rate plus 1,200 basis points with a minimum LIBOR floor of 200 basis points and PIK interest of 300 basis points.

On July 1, 2015, the Company converted $44,147,134 and $67,443,357 of outstanding TLC and TLD, respectively into Term Loan E ("TLE") under the third amended and restated credit agreement. The TLE has a $250,000,000 commitment and a maturity date of April 1, 2019. The TLE incurs cash interest equivalent to one- month LIBOR rate plus 900 basis points with a minimum LIBOR floor of 200 basis points and PIK interest of 500 basis points. For the year ended December 31, 2015, the Company incurred $193,720 of structuring fees for borrowings under the TLE. The structuring fees are deferred and amortized over the life of the TLE. For the year ended December 31, 2015, $1,575 was amortized and recorded within interest expense on the combined consolidated statements of operations.

As of December 31, 2015, $308,951,636 has been borrowed and is outstanding under the Credit Agreement. For the year ended December 31, 2015, $20,813,945 of cash interest, $12,476,177 of PIK interest and $2,469,057 of net operating interest has been incurred and paid by the Company to PSEC. An additional $70,594 and $45,291 in interest and PIK interest, respectively, has been incurred and recorded by the Company as due to affiliates on the combined consolidated balance sheets. An additional $2,450,315 in PIK interest has been incurred and added to the principal balance of the loan. The fair value of the loan approximates its cost as of December 31, 2015.

As of December 31, 2014, $188,835,789 has been borrowed and is outstanding under the Credit Agreement. For the year ended December 31, 2014, $4,675,547 of cash interest, $3,351,983 of PIK interest and $815,654 of net operating interest has been incurred and paid by the Company to PSEC. An additional $26,476 and $24,270 in interest and PIK interest, respectively, has been incurred and recorded by the Company as due to affiliates on the combined consolidated balance sheets. An additional $933,936 in PIK interest has been incurred and added to the principal balance of the loan. The fair value of the loan approximates its cost as of December 31, 2014.

ACL Loan Holdings, Inc. ("ACLLH"), a subsidiary of the Company, entered into a separate credit agreement, effective June 30, 2014, with PSEC in the form of senior secured term loans with a $250,000,000 commitment on Term Loan A ("TLA") and a $250,000,000 commitment on Term Loan B ("TLB"). The maturity date on the TLA and TLB is April 1, 2019. The credit agreement does not require payments on the outstanding TLA or TLB principal balance until the maturity date. The TLA incurs cash interest equivalent to one month LIBOR rate plus 400 basis points with a minimum LIBOR floor of 200 basis points and payment in kind ("PIK") interest of 550 basis points. The TLB incurs cash interest equivalent to one-month LIBOR rate plus 1200 basis points with a minimum LIBOR floor of 200 basis points and PIK interest of 300 basis points. Under the terms of the TLA and TLB agreements, PIK interest is accrued on a daily basis and the total PIK interest accrued at the end of the quarter, if not repaid in cash, is added to the outstanding principal balance of the TLA or TLB, respectively.

On June 30, 2014, ACLLH made a non-cash return of capital distribution of $22,389,736 to NPRC and NPRC transferred and assigned to ACLLH a TLA with the same terms as above and with the aggregate outstanding principal amount of $22,389,736.

On January 1, 2015, ACLLH converted $28,570,123 of then outstanding TLA into TLB under the amended credit agreement. Additionally, effective January 1, 2015 the PIK interest rates on the TLA and TLB were increased by 200 and 150 basis points, respectively. Accordingly, as of January 1, 2015, the TLA incurs cash interest equivalent to one-month LIBOR rate plus 400 basis points with a minimum LIBOR floor of 200 basis points and PIK interest of 750 basis points. The TLB incurs cash interest equivalent to one-month LIBOR rate plus 1200 basis points with a minimum LIBOR floor of 200 basis points and PIK interest of 450 basis points.

On July 1, 2015, ACLLH converted $20,412,866 and $30,581,643 of all then outstanding TLA and TLB, respectively into Term Loan C ("TLC") under the second amended and restated credit agreement. The TLC has a $250,000,000 commitment and a maturity date of April 1, 2019. The TLC incurs cash interest equivalent to one- month LIBOR rate plus 900 basis points with a minimum LIBOR floor of 200 basis points and PIK interest of 500 basis points.

As of December 31, 2015, $131,950,082 of TLC, have been borrowed and are outstanding. As of December 31, 2015, there were no TLA or TLB outstanding. For the year ended December 31, 2015, TLA incurred $1,000,552 and $1,252,428 of cash and PIK interest, respectively. For the year ended December 31, 2015, TLB incurred $3,384,076 and $1,085,931 of cash and PIK interest, respectively. For the year ended December 31, 2015, TLC incurred $5,466,396 and $2,484,726 of cash and PIK interest, respectively. For the year ended December 31, 2015, a total of $4,000,304 of PIK interest was paid in cash on the TLA, TLB and TLC. The Company has included $40,319 and $18,326 in interest and PIK interest, respectively, as Due to Affiliates on the combined consolidated balance sheets. For the year ended December 31, 2015, the Company incurred $1,463,236 of structuring fees for borrowings under the TLC. The structuring fees are deferred and amortized over the life of the TLC. For the year ended December 31, 2015, $80,964 was amortized and recorded within interest expense on the combined consolidated statements of operations.

As of December 31, 2014, $59,861,637 and $24,650,000 of TLA and TLB, respectively, have been borrowed and are outstanding. For the year ended December 31, 2014, TLA incurred $1,340,221 and $1,228,536 of cash and PIK interest, respectively. For the year ended December 31, 2014, TLB incurred $1,245,203 and $266,829 of cash and PIK interest, respectively. The Company has included $19,563 and $11,200 in interest and PIK interest, respectively, as Due to Affiliates on the combined consolidated balance sheets. For the year ended December 31, 2014, $807,489 and $264,775 of PIK interest was paid on TLA and TLB, respectively.

The Company also entered into a property management agreement with Carroll Management Group, LLC, Gables Residential Services Inc., MMF Partners JV Prospect, LLC, Simply Storage Management, LLC, and Stadt-Sinatra Management, LLC, to manage the operations of the properties. The Company pays a monthly management fee of 2% - 3.5% of the gross monthly rents to the property managers. For the years ended December 31, 2015 and 2014, property management fees were $2,628,611 and $1,569,925, respectively. The Company also pays a monthly asset management fee of 1% of the gross monthly rents to the property managers. For the years ended December 31, 2015 and 2014, asset management fees were $571,585 and $337,094, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations. The property management agreements also stipulate that a construction management fee of 5% - 6% of project cost is to be paid to the Property Managers. For the years ended December 31, 2015 and 2014, construction management fees were $104,287 and $334,576, respectively.

The Company generally incurs an acquisition fee from .5% to 1% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2015 and 2014, the Company incurred an acquisition fee of $304,526 and $321,626, respectively. These amounts are included in acquisition costs in the accompanying combined consolidated statements of operations.

The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2015 and 2014, unreimbursed advances were $17,266 and $13,040, respectively, and are recorded by the Company as due to affiliates on the combined consolidated balance sheets.

(11) Commitments and Contingencies

The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company's insurance policies are self-insured; however, management does not believe that this exposure will have a material adverse effect on the Company's combined consolidated financial position or results of operations.

(12) Subsequent Events

On January 15, 2016, 5100 Live Oaks Blvd, LLC, entered into a supplemental mortgage agreement in the amount of $7,100,000. The supplemental mortgage is secured by the respective real estate property and certain cash reserve accounts required by the borrowing agreements. The supplemental mortgage also has a fixed-interest rate of 4.97% and an interest only term of 24 months. The maturity date on the supplemental mortgage is February 1, 2023.

On January 20, 2016, the Company used a portion of the proceeds received from the supplemental financing to pay down the outstanding senior secured term loan in the amount of $6,773,793.

On February 18, 2016, Matthews Reserve II, LLC, City West Apartments II, LLC, Vinings Corner II, LLC, Uptown Park Apartments II, LLC, Mission Gate II, LLC, and St. Marin Apartments II, LLC entered into supplemental mortgage agreements. The supplemental mortgages are secured by the respective real estate properties and certain cash reserve accounts required by the borrowing agreements. The supplemental mortgages each have an interest only term of 24 months. The maturity date on the supplemental mortgages is December 1, 2023. The following table presents a summary of the supplemental mortgage amounts and the respective interest rate:

Property	Supplemental Mortgage	Interest Rate
Matthews Reserve II, LLC	$ 2,400,000	5.61%
City West Apartments II, LLC	4,835,000	5.59%
Vinings Corner II, LLC	6,405,000	5.50%
Uptown Park Apartments II, LLC	2,375,000	5.55%
Mission Gate II, LLC	5,580,000	5.55%
St. Marin Apartments II, LLC	8,715,000	5.53%
Total/Weighted Average	**$ 30,310,000**	**5.54%**

On February 24, 2016, the Company used a portion of the proceeds received from the supplemental financing to pay down the outstanding senior secured term loan in the amount of $24,578,450.

National Property REIT Corp.
Notes to Combined Consolidated Financial Statements

On April 20, 2016, the Company closed on a three year $50,000,000 revolving credit facility relating to LendingClub Patient Solutions loans ("ACL PS 2016 Facility") with Pacific Western Bank.

On May 23, 2016, the Company completed a merger with American Property REIT Corp. and United Property REIT Corp., which are affiliated real estate companies indirectly owned by PSEC. The Company will account for the common control transaction by recognizing the assets and liabilities received at the transfer date.

On July 22, 2016, the ACL IV Subsidiaries Facility accordion feature was increased by $50,000,000 to $200,000,000 in the aggregate. Additionally, the total commitment under the ACL IV Subsidiaries Facility was increased by $75,000,000 to $200,000,000 in the aggregate. The applicable margin was also amended from 275 or 350 basis points to 325 or 400 basis points.

The Company has evaluated subsequent events through August 18, 2016, the date of which these financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the combined consolidated financial statements.